Exhibit 99.1
Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
(631) 962-7000
Info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP.
ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2012
AND PROVIDES UPDATED FISCAL 2012 GUIDANCE

Melville, New York – December 8, 2011 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today reported its operating results for the first quarter ended October 31, 2011.

Net sales for the first quarter of fiscal 2012 were $113.4 million compared to $178.2 million for the first quarter of fiscal 2011. The period-over-period decrease in net sales reflects growth in the Company’s telecommunications transmission segment that was more than offset by a substantial decline, as expected, in the Company’s mobile data communications segment, as well as lower sales in its RF microwave amplifiers segment.

GAAP net income was $12.6 million, or $0.47 per diluted share, for the first quarter of fiscal 2012 compared to $25.7 million, or $0.79 per diluted share, for the first quarter of fiscal 2011.

The Company’s first quarter results for fiscal 2012 include a benefit of $0.12 per diluted share associated with the finalization of pricing and the related increased funding award for certain U.S. Army Movement Tracking System ("MTS") and Blue Force Tracking-1 ("BFT-1") orders which was previously expected to occur later in fiscal 2012, and therefore, was included in the Company’s previous annual earnings per share guidance. The Company’s first quarter results for fiscal 2012 also include an expense of $0.06 per diluted share associated with costs related to the Company’s upcoming fiscal 2011 annual meeting of stockholders due to a contested proxy solicitation initiated by a third party, which has since been withdrawn. These costs were not included in the Company’s previous annual earnings per share guidance. The Company’s first quarter results for fiscal 2011 include a benefit of $0.22 per diluted share related to the receipt of a net merger termination fee. Excluding these amounts from each respective period, diluted earnings per share for the first quarter of fiscal 2012 would have been $0.41 as compared to $0.57 in the first quarter of fiscal 2011. These items are further discussed in the Company’s Form 10-Q filed with the Securities and Exchange Commission earlier this afternoon.

The Company also announced that it is maintaining its revenue guidance range of $400.0 million to $430.0 million for fiscal 2012, maintaining its Adjusted EBITDA range of $70.0 million to $75.0 million, and is increasing its diluted earnings per share guidance to a range of $1.25 to $1.37. This guidance includes the impact of the Company’s repurchases of its common stock through December 8, 2011.

In commenting on the Company’s performance and business outlook, Fred Kornberg, President and Chief Executive Officer, stated, “Despite extraordinarily volatile market conditions, we believe that our market leadership positions are firmly intact. During the first quarter, our business, excluding revenues related to the MTS and BFT-1 programs, achieved revenue growth of approximately 6.4% as compared to the first quarter of last year and we are extremely pleased with this achievement.”

Mr. Kornberg added, “Although we did exceed all of our business goals during the first quarter of fiscal 2012, we believe that global macroeconomic issues and the failure by the U.S. government to approve a final 2012 budget are resulting in increased uncertainty throughout our customer base. As such, until overall business conditions meaningfully improve, we believe that it is appropriate that our updated guidance reflect a more cautious view for the remaining nine months of fiscal 2012.”

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Selected Fiscal 2012 First Quarter Financial Metrics and Other Items

•
During the first quarter of fiscal 2012, our businesses, excluding sales related to the MTS and BFT-1 programs, achieved consolidated net sales of $87.7 million as compared to $82.4 million in the first quarter of fiscal 2011.

•
The Company’s gross profit, as a percentage of consolidated net sales, for the three months ended October 31, 2011 was 45.2%. Excluding a $5.6 million benefit related to the finalization of pricing for certain MTS and BFT-1 orders, gross profit, as a percentage of consolidated net sales, for the three months ended October 31, 2011 would have been 42.4%.

•
During the three months ended October 31, 2011, the Company incurred $2.6 million of professional fees related to a contested proxy solicitation in connection with its upcoming fiscal 2011 annual meeting of stockholders. This contested proxy solicitation was initiated by a third party who publicly announced, on November 18, 2011, that it would not proceed with its proxy solicitation. There was no agreement with, consideration paid to, or any accommodation granted to this third party by the Company.

•
The Company’s income tax provision for the three months ended October 31, 2011 reflects a net discrete tax benefit of $3.4 million, or $0.12 per diluted earnings per share, which principally relates to a previously announced effective settlement with the IRS. The Company’s effective income tax rate for the twelve months ending July 31, 2012 is expected to approximate 35.0%, excluding any discrete tax adjustments.

•
Backlog as of October 31, 2011 was $127.0 million compared to $145.0 million as of July 31, 2011. Included in these amounts, as of October 31, 2011 and July 31, 2011, is approximately $27.1 million and $38.9 million, respectively, related to the MTS and BFT-1 programs. The Company expects that a majority of the backlog as of October 31, 2011 will be recognized as sales in fiscal 2012.

•
Total bookings for the first quarter of fiscal 2012 were $95.4 million compared to $107.5 million for the first quarter of fiscal 2011. MTS and BFT-1 bookings for the three months ended October 31, 2011 were $13.9 million compared to $28.6 million for the three months ended October 31, 2010.

•
Earnings before interest, taxes, depreciation and amortization (including amortization of intangibles and stock-based compensation) and proxy solicitation fees (“Adjusted EBITDA”), was $23.4 million for the first quarter of fiscal 2012, versus $46.4 million for the first quarter of fiscal 2011.

•
During the three months ended October, 31, 2011, the Company repurchased 2,717,393 shares of its common stock at an aggregate cost of approximately $81.2 million (including transaction costs). From November 1, 2011 through December 8, 2011, the Company repurchased an additional 1,284,625 shares at an aggregate cost of $43.3 million (including transaction costs). Since the establishment of the Company’s repurchase program, it has purchased a total of 8,299,526 shares of common stock for approximately $246.0 million.  The Company can make additional repurchases of up to $104.0 million pursuant to its existing repurchase program.

•	During the three months ended October 31, 2011, the Company paid $6.1 million of cash dividends to its shareholders.

•
At October 31, 2011, the Company had $474.3 million of cash and cash equivalents which does not reflect (i) the use of $4.5 million to settle outstanding stock repurchases at October 31, 2011; (ii)  the repurchase of an additional 1,284,625 shares of the Company’s common stock for an aggregate cost of $43.3 million (including transaction costs) from November 1, 2011 through December 8, 2011; or (iii) the quarterly dividend payment of $6.1 million which occurred subsequent to October 31, 2011.

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Conference Call
The Company has scheduled an investor conference call for 8:30 AM (ET) on Friday, December 9, 2011. Investors and the public are invited to access a live webcast of the conference call from the investor relations section of the Comtech web site at www.comtechtel.com. Alternatively, investors can access the conference call by dialing (800) 862-9098 (domestic) or (785) 424-1051 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 220-0680. In addition, an updated investor presentation, including earnings guidance, is available on the Company’s web site.

About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the Company’s future performance and financial condition, plans and objectives of the Company’s management and the Company’s assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company’s control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of the Company’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include the nature and timing of receipt of, and the Company’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions; risks associated with the Company’s legal proceedings and other matters; risks associated with the Company’s BFT-1 contract, including the Company’s ongoing negotiations with the U.S. Army and post-award audit of its BFT-1 contract; risks associated with the Company’s obligations under its revolving credit facility; and other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”).

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended October 31,
	2011	2010

Net sales	$113,361,000	178,160,000
Cost of sales	62,081,000	113,926,000
Gross profit	51,280,000	64,234,000

Expenses:
Selling, general and administrative	24,118,000	24,015,000
Research and development	9,684,000	10,751,000
Amortization of intangibles	1,719,000	1,887,000
Merger termination fee, net	-	(12,500,000)
	35,521,000	24,153,000

Operating income	15,759,000	40,081,000

Other expenses (income):
Interest expense	2,146,000	2,063,000
Interest income and other	(496,000)	(694,000)

Income before provision for income taxes	14,109,000	38,712,000
Provision for income taxes	1,508,000	13,056,000

Net income	$12,601,000	25,656,000

Net income per share:
Basic	$0.54	0.91
Diluted	$0.47	0.79

Weighted average number of common shares outstanding – basic	23,257,000	28,119,000

Weighted average number of common and common equivalent shares outstanding – diluted	29,147,000	33,771,000

Dividends declared per issued and outstanding common share as of the applicable dividend record date	$0.275	0.25

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	October 31, 2011	July 31, 2011
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$474,322,000	558,804,000
Accounts receivable, net	74,472,000	70,801,000
Inventories, net	74,700,000	74,661,000
Prepaid expenses and other current assets	6,863,000	7,270,000
Deferred tax asset, net	11,367,000	11,529,000
Total current assets	641,724,000	723,065,000

Property, plant and equipment, net	25,661,000	26,638,000
Goodwill	137,354,000	137,354,000
Intangibles with finite lives, net	43,751,000	45,470,000
Deferred financing costs, net	3,706,000	3,823,000
Other assets, net	1,177,000	1,159,000
Total assets	$853,373,000	937,509,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,631,000	23,501,000
Accrued expenses and other current liabilities	43,573,000	49,858,000
Dividends payable	6,102,000	6,100,000
Customer advances and deposits	8,937,000	11,011,000
Interest payable	3,031,000	1,531,000
Income taxes payable	4,422,000	4,056,000
Total current liabilities	84,696,000	96,057,000

Convertible senior notes	200,000,000	200,000,000
Other liabilities	6,335,000	6,360,000
Income taxes payable	3,096,000	3,811,000
Deferred tax liability	2,484,000	2,101,000
Total liabilities	296,611,000	308,329,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and unissued 2,000,000	-	-
Common stock, par value $.10 per share; authorized 100,000,000 shares; issued 28,842,543 shares and 28,731,265 shares at October 31, 2011 and July 31, 2011, respectively	2,884,000	2,873,000
Additional paid-in capital	357,225,000	355,001,000
Retained earnings	399,608,000	393,109,000
	759,717,000	750,983,000
Less:
Treasury stock, at cost (7,225,838 shares and 4,508,445 shares at October 31, 2011 and July 31, 2011, respectively)	(202,955,000)	(121,803,000)
Total stockholders’ equity	556,762,000	629,180,000
Total liabilities and stockholders’ equity	$853,373,000	937,509,000

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

	Three Months Ended October 31,
	2011	2010

Reconciliation of GAAP Net Income to Adjusted EBITDA(1):
GAAP net income	$12,601,000	25,656,000
Income taxes	1,508,000	13,056,000
Net interest expense and other	1,650,000	1,369,000
Amortization of stock-based compensation	873,000	1,508,000
Depreciation and other amortization	4,139,000	4,825,000
Costs related to withdrawn fiscal 2011 contested proxy solicitation	2,638,000	-
Adjusted EBITDA	$23,409,000	46,414,000

(1)
Represents earnings before interest, income taxes, depreciation and amortization of intangibles, stock-based compensation and professional fees related to a withdrawn 2011 contested proxy solicitation. Adjusted EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results. The Company’s definition of Adjusted EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

ECMTL
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